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                                                                   EXHIBIT 23.b



                         [PEAT MARWICK LLP LETTERHEAD]




The Board of Directors
Developers Mortgage Corporation:



We consent to the use of our report on the financial statements of Developers Mortgage Corporation (DMC) for the years ended September 30, 1994 and 1993 included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph that states that Aurora Service Corporation, parent company of DMC, incurred a significant net loss for the year ended September 30, 1994 and is not in compliance with certain debt covenants associated with a note payable which makes the note payable at the option of the lender. These circumstances raise substantial doubt about DMC's ability to continue as a going concern. The financial statements of DMC do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to the change in DMC's method of accounting for income taxes.


                                        /s/  KPMG PEAT MARWICK LLP


Minneapolis, Minnesota
September 30, 1996